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Exhibit 16.1

[ARTHUR ANDERSEN LLP LETTERHEAD]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 10, 2002

Dear Sir/Madam:

We have read the first, second and third paragraphs of Item 4 included in the Form 8-K, dated April 10, 2002, of Quidel Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc:    Paul E. Landers, Vice President and Chief Financial Officer, Quidel Corporation

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  Exhibit 16.1